Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use, in this Registration Statement on Form SB-2, of our report dated August 29, 2007, except for Note 8, dated September 18, 2007, relating to the financial statements of Blue Star Energy, Inc. (an Exploration Stage Company) as of December 31, 2006, and for the year ended December 31, 2006, the period from inception (May 11, 2005) to December 31, 2005, and the period from inception (May 11, 2005) to December 31, 2006. We also consent to the reference to our firm as experts in the Registration Statement.

/s/ Stark Winter Schenkein & Co., LLP

October 5, 2007
Denver, Colorado